Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Johnson & Johnson of our report dated February 17, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 2, 2022.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

April 29, 2022